            SECURITIES AND EXCHANGE COMMISSION

                 WASHINGTON, D. C.   20549

                       ---------------

                           FORM 8-K

                        CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) of THE SECURITIES EXCHANGE ACT OF
1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  March 2, 1995

                   GILBERT ASSOCIATES, INC.
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      (Exact name of registrant as specified in its charter)

   Delaware                       0-12588                  23-2280922
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(State of Incorporation)   (Commission File No.)   (IRS Employer I.D. No.)

P.O. Box 1498, Reading, Pennsylvania                          19603
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(Mailing address of principal executive offices)             (Zip Code)

                               (610) 775-5900
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             (Registrant's telephone number, including area code)

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News Release
Gilbert Associates, Inc.
P.O. Box 1498, Reading, PA 19603
(610) 775-5900  FAX (610) 775-5047

FOR IMMEDIATE RELEASE  March 2, 1995

FOR FURTHER INFORMATION:  Timothy S. Cobb, President/CEO
                          James R. Itin, VP/CFO

GILBERT TO SELL GILBERT/COMMONWEALTH, INC.,
FOCUS RESOURCES ON OTHER BUSINESS AREAS

READING, PA -- Signaling a "refocusing and redirection" of its business base, Gilbert Associates, Inc. (NASDAQ: GILBA) today announced that it signed an agreement in principle to sell its Gilbert/Commonwealth, Inc., subsidiary to The Parsons
Corporation, Pasadena, CA.

Under terms of the proposed transaction, Parsons would pay
Gilbert a purchase price of $46 million for the design engineering firm. The proposal is subject to approval by Gilbert's voting (Class B) shareholders and regulatory authorities.

Parsons, a large, privately-held international engineering and construction organization, plans to continue operating
Gilbert/Commonwealth from its current Reading, PA location.
Gilbert/Commonwealth, a 1,400-employee company, specializes in power generation engineering.

Gilbert Associates President and CEO Timothy S. Cobb termed the proposed transaction "a true 'win-win-win' situation: Gilbert shareholders will benefit from redirection of corporate resources into higher growth areas; Gilbert/Commonwealth employees will become part of a large, successful engineering and construction organization with substantial resources; and Parsons will gain a fine company at a fair price."

He said that the sale would provide Gilbert Associates with capital and flexibility to pursue avenues outside of its traditional engineering base.

"The proposed sale represents a strategic opportunity to reduce our heavy dependence on the domestic utility business and to leverage and reallocate our resources into higher growth market sectors where we can be successful," Cobb explained. Gilbert's earnings have been hit in recent years by declines in the domestic power generation market -- particularly nuclear.

The company president said Gilbert is looking to expand its position in communications and services -- "areas we know and have a position in." Gilbert's other operating subsidiaries include communications equipment manufacturer GAI-Tronics Corporation, Reading, PA; SRA Technologies, a supplier of clinical laboratory and environmental services in Falls Church, VA; Resource Consultants, Inc., Vienna, VA, a supplier of professional services to government agencies; and United Energy Services Corp., Atlanta, an operations engineer. Green Hills Management Co. is its real estate and facilities management company.

Parsons, one of the world's largest engineer-constructors, has a strong position in such areas as chemicals/petrochemicals, environmental, transportation and hazardous waste.